Exhibit 2.n.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form N-2 of Gladstone Capital Corporation of our report dated March 6, 2018 on the consolidated financial statements of Defiance Integrated Technologies, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Fort Wayne, Indiana

January 16, 2019